EXHIBIT 99.1

CASMED Reports Third-Quarter 2016 Financial Results

FORE-SIGHT® U.S. disposable sensor revenues up 23%, net 129 FORE-SIGHT cerebral oximeters shipped worldwide

Conference Call Begins at 10:00 a.m. ET Today

BRANFORD, Conn., Nov. 08, 2016 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (NASDAQ:CASM) (CASMED), a leader in medical products for non-invasive patient monitoring of tissue oxygenation, today reported financial results for the three and nine months ended September 30, 2016.

Net sales from continuing operations for the third quarter of 2016 increased 16% to $5.8 million, from $4.9 million for the third quarter of 2015.  The Company incurred a net loss applicable to common stockholders for the third quarter of 2016 of $1.7 million, or $0.06 per share, compared with a net loss applicable to common stockholders for the third quarter of 2015 of $2.0 million, or $0.07 per share.

Highlights of the third quarter of 2016, compared with the third quarter of 2015, include the following:

  FORE-SIGHT sales increased 22% and represented 83% of net sales from continuing operations.
  FORE-SIGHT disposable sensor sales increased 20% and represented 71% of net sales from continuing operations.
  U.S. FORE-SIGHT disposable sensor sales increased 23%, marking the 26th consecutive quarter of double-digit growth.
  Net 129 FORE-SIGHT cerebral oximeters were shipped worldwide during the quarter.
  Net cumulative FORE-SIGHT cerebral oximeters shipped worldwide as of September 30, 2016, reached 2,000 units, up 25%, and the domestic installed base of monitors reached 1,075 monitors, up 24%.
  Gross profit margin improved to 52.9%, from 50.1%.
  CASMED had $6.7 million in cash and $2.2 million potentially available under its line-of-credit as of September 30, 2016.

Management Commentary

“Our financial results for the third quarter are solid and feature top-line growth, margin expansion, expense control, a narrowing of operating loss, and careful cash management.  Sales of FORE-SIGHT products grew 22% during the quarter, driven by a 23% increase in U.S. sensor sales,” said Thomas M. Patton, President and Chief Executive Officer of CASMED.  “Our growth reflects both market expansion and our ability to capture market share, which we attribute to the superior features and benefits of our FORE-SIGHT technology.  Growing FORE-SIGHT sensor sales contributed to gross profit margin expansion of 280 basis points.  Sales growth, along with expense management, reduced quarterly operating loss by approximately $600,000, compared with the prior-year quarter.

“We affirm our expectation to ship a net 400 FORE-SIGHT cerebral oximeters this year,” he added.  “We also are on track to achieve 2016 FORE-SIGHT sales growth of 20%.”

Third-Quarter Financial Results

Net sales from continuing operations for the third quarter of 2016 increased 16% to $5.8 million, from $4.9 million for the third quarter of 2015.  FORE-SIGHT oximetry sales increased 22% to $4.8 million and included a 22% increase in domestic sales to $3.8 million. Traditional monitoring product sales decreased 4% to $1.0 million.  FORE-SIGHT sales accounted for 83% of total sales from continuing operations for the third quarter of 2016.

The operating loss for the third quarter of 2016 was $1.0 million, an improvement of $0.6 million from the third quarter of 2015.  Increased sales and gross profit from continuing operations were responsible for the improvement. The gross profit margin was 52.9% for the third quarter of 2016, compared with 50.1% for the prior-year period, primarily due to a shift in product mix to FORE-SIGHT sensors. Operating expenses remained relatively unchanged between the third quarters of 2016 and 2015.

Nine-Month Financial Results

Net sales from continuing operations for the first nine months of 2016 increased 18% to $16.8 million, from $14.2 million for the first nine months of 2015. FORE-SIGHT oximetry sales increased 22% to $13.5 million and included a 25% increase in FORE-SIGHT disposable sensor sales to $11.9 million. Sales of traditional monitoring products increased 4% to $3.2 million for the first nine months of 2016.

The operating loss for the first nine months of 2016 was $3.8 million, an improvement of $1.1 million from the first nine months of 2015.  Higher sales from continuing operations and improved gross profit margin were partially offset by increased operating expenses. Gross profit margin for the first nine months of 2016 was 53.4%, up from 50.5% for the prior-year period.

The Company recorded a net loss applicable to common stockholders for the first nine months of 2016 of $2.7 million, or $0.10 per common share, compared with a net loss applicable to common stockholders for the first nine months of 2015 of $6.1 million, or $0.24 per common share. During the first quarter of 2016, the Company recorded a gain on the sale of its neonatal intensive care disposables product line of $2.9 million.

As of September 30, 2016, cash and cash equivalents were $6.7 million.

Conference Call Information

CASMED will host a conference call beginning at 10:00 a.m. Eastern time today to discuss third-quarter 2016 results and answer questions.  Conference call dial-in information is as follows:

  U.S. callers: (866) 239-5859
  International callers: (702) 495-1913

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company's website at http://corporate.casmed.com/corporate-info.

A telephone replay will be available from 1:00 p.m. Eastern time on November 8, 2016, through 11:59 p.m. Eastern time on November 22, 2016.  Replay dial-in information is as follows:

  U.S. callers: (855) 859-2056
  International callers: (404) 537-3406
  Conference ID number (U.S. and international callers): 93596983
  The replay will also be available at www.casmed.com.

About CASMED® – Monitoring What's Vital

CASMED is a leader in medical products for non-invasive patient monitoring of tissue oxygenation. The Company's FORE-SIGHT® Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for patients during critical care.  Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, empowering them to intervene appropriately in the care of their patients and improve care. In addition to FORE-SIGHT oximeters and accessories, the Company also provides proprietary non-invasive blood pressure monitoring solutions for OEM use. For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders, competitors, and other risks detailed in the Company’s Form 10-K for the year ended December 31, 2015, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release, the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information, or otherwise.

Company Contact CAS Medical Systems, Inc. Jeffery A. Baird Chief Financial Officer (203) 315-6303 ir@casmed.com Investors LHA Bruce Voss / Jody Cain (310) 691-7100 bvoss@lhai.com @LHA_IR_PR

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
Unaudited

	Three Months Ended		Nine Months Ended
	Sept. 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Net sales from continuing operations	$5,761,856	$4,947,905	$16,756,421	$14,176,400

Cost of sales	2,715,396	2,469,777	7,800,376	7,023,815
Gross profit	3,046,460	2,478,128	8,956,045	7,152,585

Operating expenses:
Research and development	849,554	851,845	2,672,180	2,584,103
Selling, general and administrative	3,198,183	3,230,668	10,057,329	9,435,600
Total operating expenses	4,047,737	4,082,513	12,729,509	12,019,703

Operating loss	(1,001,277)	(1,604,385)	(3,773,464)	(4,867,118)

Interest expense	264,082	216,667	785,444	648,755
Other income	(26,699)	(267)	(33,573)	(1,393)
Loss from continuing operations before income taxes	(1,238,660)	(1,820,785)	(4,525,335)	(5,514,480)
Income tax expense (benefit)	38,710	(67,690)	(1,022,202)	(142,204)
Loss from continuing operations	(1,277,370)	(1,753,095)	(3,503,133)	(5,372,276)
Discontinued operations
(Loss) income from discontinued operations	(110,599)	193,400	(21,517)	406,298
Gain on sale of discontinued operations			2,942,095	-
Income tax (benefit) expense	(38,710)	67,690	1,022,202	142,204
(Loss) income from discontinued operations	(71,889)	125,710	1,898,376	264,094
Net loss	(1,349,259)	(1,627,385)	(1,604,757)	(5,108,182)
Preferred stock dividend accretion	373,807	348,747	1,102,245	1,028,350
Net loss applicable to common stockholders	$(1,723,066)	$(1,976,132)	$(2,707,002)	$(6,136,532)

Loss per common share from continuing
operations - basic and diluted	$(0.06)	$(0.08)	$(0.17)	$(0.25)

Income per common share from discontinued
operations - basic and diluted	$0.00	$0.01	$0.07	$0.01

Per share basic and diluted net loss applicable
to common stockholders:	$(0.06)	$(0.07)	$(0.10)	$(0.24)

Weighted-average number of common
shares outstanding:
Basic and diluted	26,833,473	26,643,297	26,819,275	25,347,831

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2016	2015

Cash and cash equivalents	$6,708,177	$7,528,292
Accounts receivable	3,254,205	2,921,720
Notes and other receivables	681,509	384,673
Inventories	1,194,126	1,428,425
Other current assets	417,501	364,444
Assets associated with discontinued operations	487,264	906,339
Total current assets	12,742,782	13,533,893

Property and equipment	8,766,699	8,406,649
Less accumulated depreciation	(6,203,452)	(6,173,823)
	2,563,247	2,232,826

Intangible and other assets, net	783,802	813,017
Total assets	$16,089,831	$16,579,736

Accounts payable	$927,247	$1,459,798
Accrued expenses	2,029,614	1,833,502
Notes payable	67,796	82,377
Current portion of long-term debt	381,504	2,616,992
Liabilities associated with discontinued operations	502,448	199,940
Total current liabilities	3,908,609	6,192,609

Deferred gain on sale and leaseback of property	125,262	226,240
Long-term debt, less current portion, less unamortized
debt issuance costs	6,968,369	4,207,629
Other long-term liabilities	320,000	300,000
Total liabilities	11,322,240	10,926,478

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	109,715	109,567
Additional paid-in capital	30,355,029	29,636,087
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(39,533,313)	(37,928,556)
Total stockholders' equity	4,767,591	5,653,258

Total liabilities & stockholders' equity	$16,089,831	$16,579,736